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Sabre Announces New Nominees for Election to its Board of Directors

Company nominates two executives with technology and cyber-security expertise

SOUTHLAKE, Texas – Mar. 8, 2021 –  Sabre Corporation (NASDAQ: SABR), the leading software and technology provider that powers the global travel industry, today announced that Sabre’s board of directors has nominated Phyllis Newhouse and Wendi Sturgis, two highly-experienced executives in technology and cyber-security, as independent directors for election at Sabre’s 2021 Annual Meeting, to be held on April 28, 2021.

“We are delighted with Phyllis’ and Wendi’s nomination to Sabre’s board of directors and the addition of significant technology and cyber-security expertise to the board,” said Karl Peterson the Chairman of the Company’s board. “Phyllis and Wendi each will bring important experience and perspective to Sabre’s board of directors as we continue to execute against our strategy and focus on maximizing value for Sabre’s shareholders. We look forward to their contributions in the years to come.”

Following election, Newhouse is expected to join the technology committee and the audit committee, and Sturgis is expected to join the technology committee and the governance and nominating committee.

The Company also announced the retirement of Judy Odom, Renee James, Joseph Osnoss and John Siciliano when their terms expire at the Annual Meeting. Sabre has added five new independent directors to its actively engaged board in the past two years. Sabre’s board will continue to proactively manage its composition to ensure that it remains varied in skills, expertise and perspective to help guide the future of the company and drive growth for its shareholders.

“On behalf of the entire board of directors, I would like to thank Renée, Judy, Joe and John for their many years of service and outstanding support,” said Sean Menke, president and chief executive officer of Sabre. “Their guidance and counsel over the years has been extremely valuable, not only to the board, but also to the entire leadership team at Sabre. We respect their decisions to pare back certain responsibilities, including at Sabre, and we wish them well.”

About Phyllis Newhouse

Phyllis Newhouse has served as Chief Executive Officer of Xtreme Solutions, Inc. since 2002. Xtreme Solutions, Inc. is a leading information technology and cybersecurity firm that specializes in ethical hacking, training, and providing cyber solutions consultancy to the federal and private sectors. She served in the United States Army, where she focused on national security, including working with several information security task forces teams.

In 2019, Ms. Newhouse founded ShoulderUp, a nonprofit dedicated to connecting and supporting women in their entrepreneurial journeys. Newhouse currently serves on the board of the Technology Association of Georgia, is a member of the Business Executives for National

Security and of the Women Presidents’ Organization, and serves on the Board of Directors of Girls, Inc.

About Wendi Sturgis

Wendi Sturgis has served as the Chief Revenue Officer of Lyte, Inc., a ticketing/consumer technology platform, since 2021. She has over twenty five years of experience as a technology and marketing leader at some of the world’s largest tech companies. Prior to Lyte, Ms. Sturgis was a founding executive at Yext (NYSE: Yext) where she worked from 2011 to 2019, serving in multiple roles, including SVP of Sales and Services, Chief Customer Officer, and most recently, CEO of Yext Europe. She has previously held executive positions at Oracle, Gartner, Right Media, and Yahoo!, where she was Vice President of Account Management for North America in charge of the North American Search business. She is currently an independent director for The Container Store and Kustomer, a private company based in New York City. She has served on multiple boards including Dailyworth.com, Student Transportation of America, Step Up Women’s Network, and Chair of the Georgia Tech Advisory Board. Sturgis currently serves as a trustee for the Georgia Tech Foundation.

About Sabre Corporation

Sabre Corporation is a leading software and technology Company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The Company provides retailing, distribution and fulfilment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre's technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

SABR-F

Contacts:
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Kristin Hays
kristin.hays@sabre.com

sabrenews@sabre.com

Investors
Kevin Crissey
kevin.crissey@sabre.com

sabre.investorrelations@sabre.com